UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2017

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2017, Power Solutions International, Inc. (the “Company”) completed its previously announced search for a new, permanent chief executive officer and in connection therewith, the Company’s Board of Directors (the “Board”) appointed John P. Miller as chief executive officer and president of the Company. Mr. Miller’s appointment was effective immediately upon the resignation of Raymond C. Anderson as interim chief executive officer. The Company expects to enter into an employment agreement with Mr. Miller, a description of which will be provided in an amendment to this Form 8-K.

Mr. Miller, age 59, has over 35 years of broad-based executive management experience in the manufacturing, distribution, and transportation industries in both public and private equity companies. From 2008 until 2016, he served in operational and financial management positions of increasing responsibility at Navistar International Corporation (“Navistar”), a global manufacturer of commercial and military trucks, school buses, diesel engines, and provider of service parts for trucks and diesel engines, and most recently, from 2014 as senior vice president operations and corporate finance. Mr. Miller’s prior positions at Navistar included vice president and general manager for specialty business as well as vice president and chief financial officer for engine and parts. Prior thereto, he served in the role of chief financial officer of Laidlaw Education Service, a provider of public transportation services, Chicago Metallic Corporation, a global manufacturer of suspended ceiling and metal products, Fleetpride, Inc., a producer of heavy duty truck parts, and Peapod, an online grocery delivery company.

Mr. Anderson resigned on May 17, 2017, and the Company and Huron Consulting Services LLC (“Huron”) terminated by mutual agreement the interim services agreement pursuant to which Mr. Anderson was retained to serve in an interim executive role. Separately, on May 17, 2017, the Company entered into a services agreement pursuant to which it engaged Huron as a financial advisor to the Company. Pursuant to the services agreement, Huron will provide prescribed financial advisory services and the Company will pay Huron hourly-based fees at prescribed rates.

On May 17, 2017, Jay J. Hansen, Ellen R. Hoffing and Mary E. Vogt notified the Board of their resignation as directors, including as members of the audit committee of the Board, effective as of May 31, 2017 or earlier if the Company elects a replacement director. They expressed that their resignations were not the result of any disagreement on any matters relating to the Company’s operations, policies or practices but were due to other personal and professional obligations and commitments. The Company thanked them for their service. The Board anticipates conducting an active search for qualified, independent director candidates to begin filling the vacancies on the Board as a result of the foregoing resignations, with a view toward recruiting candidates with the requisite knowledge and experience to serve as audit committee members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ William Buzogany
William Buzogany
General Counsel

Dated: May 22, 2017

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